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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES E

MONTHLY REPORT/
JULY 26, 2002

(Logo) Prudential Financial
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         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from June 29, 2002 to July 26, 2002 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of July 26, 2002 was $147.76, an increase of 10.43% from the June 28, 2002 value of $133.80. The calendar year-to-date return for Series E was an increase of 14.29% as of July 26, 2002.

The estimated net asset value per interest as of August 13, 2002 was $155.54. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from June 29, 2002
  to July 26, 2002
Revenues:
Realized gain on commodity
  transactions......................   $1,162,406
Change in unrealized commodity
  positions.........................      914,553
Interest income.....................       20,825
                                       ----------
                                        2,097,784
                                       ----------
Expenses:
Commissions.........................       71,759
Management fees.....................       24,148
Incentive fees......................      433,155
Other transaction fees..............        2,691
Other expenses......................        9,475
                                       ----------
                                          541,228
                                       ----------
Net gain............................   $1,556,556
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from June 29, 2002
  to July 26, 2002

                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (105,368.879
  interests)...............  $14,098,311   $133.80
Contributions..............      932,700
Net gain...................    1,556,556
Redemptions................     (333,632)
                             -----------
Net asset value at end of
  period (109,999.231
  interests)...............  $16,253,935    147.76
                             -----------   -------
                             -----------
Change in net asset value per
  interest..............................   $ 13.96
                                           -------
                                           -------
Percentage change.......................     10.43%
                                           -------
                                           -------
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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                               by: Steven Weinreb
                            Chief Financial Officer